Exhibit B


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
                           Money Pool Rule 24
                           Transaction Report
                               Bank Loans

Company   Trans.     Transaction      Balance               Lending Bank
           Date
  EAI     1/31/01    $63,000,000    $63,000,000  Simmons First National Bank
  ELI     1/31/01    $30,000,000    $30,000,000  Hibernia National Bank
  EMI     2/2/01     $25,000,000    $25,000,000  Trustmark National Bank



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